Exhibit (c)(v)
Project Milos Discussion Materials July 14, 2008 Greenhill

Table of Contents 1. Pricing 2. Shareholder Analysis 3. All-Time High Price Analysis Appendix: Supporting Materials 2 Greenhill

Pricing Pricing Initial Offer Premium A compelling offer for Milos should demonstrate significant value to shareholders and would incorporate an appropriate premium over Milos’ unaffected stock price in order to move Rocket a step closer to achieving the end-goal of obtaining a favorable vote of the majority of minority shareholders f Under the current agreement, the only other way to move forward is to strive to satisfy the value threshold equal to the average of the means of the ranges of fair value for Milos common stock as determined by two investment banks engaged by the independent directors of Milos Milos’ current stock price is $77.75 per share, which is trending slightly above short-term averages and in line with the 2-year average Last Three Years Stock Price Historical Milos Average Share Price Price ($) Volume (000s) $105 All-time high 100.0 $100 $100.20 90.0 1-Week Average $77.59 6-Month Average $73.66 $95 80.0 1-Month Average $75.52 1-Year Average $73.83 70.0 $90 60.0 3-Month Average $72.58 2-Year Average $77.69 $85 50.0 $80 40.0 $75 30.0 $70 20.0 $65 10.0 $60 0.0 Jul-05 Apr-06 Jan-07 Oct-07 Jul-08 3 Source: FactSet Greenhill

Pricing Pricing (cont’d.) Initial Offer Premium At this stage in the process, initial offer pricing should focus on the selection of the appropriate premium to be applied to Milos’ stock price as of the date of the initial offer, as well as the implied multiple of earnings and cash flow f As Rocket already holds a majority of Milos’ common stock outstanding, the initial offer premium would theoretically not need to compensate Milos shareholders at a change-of-control level Accordingly, assuming a negotiated transaction with Milos, key offer pricing considerations should include the following: f Relative trading levels of comparable public companies f Discounted cash flow values and Wall Street analyst price targets f Premiums paid in precedent squeeze-out transactions f Rocket’s unique position as an existing majority shareholder with no external pricing competition Last Three Years Stock Price Price ($) Volume (000s) $105 All-time high 100.0 In addition to the above data points, Milos’ financial advisors will likely contextualize Rocket’s $100 $100.20 90.0 offer for the Milos independent directors using more traditional M&A pricing metrics, including: $95 80.0 70.0 f Valuation multiples implied by change of control transactions $90 60.0 $85 f Premiums paid in change of control transactions 50.0 $80 40.0 Discounted cash flow analysis f $75 30.0 $70 20.0 f Pro forma synergies per share expected to be achieved by a full integration of Rocket and Milos $65 10.0 f All-time high price $60 0.0 Jul-05 Apr-06 Jan-07 Oct-07 Jul-08 As evidenced by the recent run-up, Milos’ current stock price may not be representative of trading levels at the time of the offer 4
Source: FactSet Greenhill

Pricing Preliminary Valuation Summary Preliminary Valuation Summary EV / 2008E IBES EBITDA 9.0x 10.9x 12.7x 14.6x 16.5x 18.3x 20.2x 22.1x 23.9x 25.8x (1) Comparable Company Analysis (IBES) $62.83 $77.76 (2) $85.85 $101.08 Current Analyst Price Targets(3) Squeeze-Out Premiums Paid Analysis $86.00 $100.20 Discounted Cash Flow Initial Market All-Offer Time High 12-month Trading Current Share Price Lehman Brothers Analyst(4) $71.17 $87.23 Wachovia Lehman Brothers Natixis JP M organ Analyst(4) $70.91 $87.47 Friedman, Billings Jefferies Consensus target price ($84.59) Goldman Sachs Analyst(4) $73.28 $89.78 Credit Suisse Ferris Baker Watts (4) Janney Montgomery Scott M organ Stanley Analyst $75.06 $91.89 BMO Capital Sanford Bernstein Deutsche Bank Change-of-Control Transactions Merrill Lynch RBC M &A Precedent Transactions Analysis(5) $77.75 $113.20 $135.51 Current Robert Baird & Co Current Price(6) price Lazard ($77.75) M &A Premiums Paid Analysis(7) $98.71 $115.71 Goldman Sachs Bear Stearns Piper Jaffray $50.00 $60.00 $70.00 $80.00 $90.00 $100.00 $110.00 $120.00 $130.00 $140.00 Rodman & Renshaw Thomas Weisel (1) Based on IBES projections and ranges of 2008E and 2009E EBITDA multiples of 12.0x to 14.0x and 11.0x to 13.0x and ranges of 2008E and 2009E P/E Morgan Stanley multiples of 20.0x to 22.0x and 18.0x to 20.0x, respectively Banc of America (2) Based on squeeze out premiums paid in transactions with deal values greater than $1 billion since 2003 in which the acquiror owned more than 50% of the outstanding shares prior the transaction and sought 25-50% through the acquisition. Premiums represent one-day, one-week and one-month final offer JP Morgan premium ranges of 15.0% — 30.0% (3) Source: Bloomberg $65.00 $75.00 $85.00 $95.00 $105.00 (4) Based on Wall Street projections to 2012, assumes an exit multiple range of 12.0x to 14.0x and discount rates of 8.5% — 10.5% $ per share (5) Based on deal multiples from selected completed change-of-control biotech deals since 2004. Based on IBES projections, a range of LTM revenue multiples of 10.0x to 12.0x and a range of LTM EBITDA multiples of 24.0x to 26.0x (6) Current price as of 7/11/2008 5 (7) Based on one-day and one-week change-of-control premium ranges of 30.0% — 40.0% and one-month change-of-control premium range of 45.0% — 55.0% Greenhill

Pricing Pricing Initial Offer Rationale An initial offer of $86.00 per Milos share would be credible to Milos independent directors, shareholders and other transaction participants (e.g. ISS, Glass-Lewis), based on the valuation metrics they are likely to consider The recent increase in stock price has caused the one-day premium (10.6%) to fall below historical averages. The one-month premium (15.2%) will be in line with precedents Price movements and investor reaction to the impending earnings release may necessitate that the Steering Committee review the $86 initial offer prior to July 23rd Additionally, the initial offer provides Rocket with latitude to — if appropriate -increase its offer, depending on shareholder reaction and Rocket’s continued development of views regarding its strategic value 6 Greenhill

Pricing Pricing (cont’d.) Initial Offer Rationale An initial offer at $86.00 would strike an important balance between (a) establishing credibility with Milos independent directors and shareholders as well as (b) allowing Rocket the flexibility to increase its offer, primarily due to the following: f Transaction is not a change of control. Therefore, the initial offer does not theoretically need to provide a change-of-control level premium to Milos selling shareholders f In line with squeeze-out transaction premiums paid in precedent deals - Initial premiums — Core comparable squeeze-out transaction set contemplates median initial premiums of 12.4%, 13.4%, and 14.6%, for the 1 day, week and month preceding the offer announcement, respectively(1) - Final premiums — Core comparable transaction set contemplates median final premiums of 13.7%, 15.9%, and 16.9% for the 1 day, week and month preceding the offer announcement, respectively(1) f Implies valuation multiples of 16.3x 2008E EBITDA and 25.2x 2008E net income, which are meaningfully higher than all but two of the Company’s publicly traded peers(2) - Core comparable(3) set exhibits median multiples of 9.3x 2008E EBITDA and 17.9x 2008E net income - High-multiple comparable company Celgene is projected to exhibit a 42.0% long-term growth rate(4), has 2009E EBITDA and net income margins slightly in excess of Milos and trades at 39.3x 2008E EBITDA and 49.2x 2008E net income > Additionally, comparable company Gilead is projected to exhibit a 23.9% long-term growth rate(4), has margins well in excess of Milos and trades at 19.8x 2008E EBITDA and 27.5x 2008E net income > Milos is projected to exhibit a 21.5% long-term growth rate(4), implying a PEG of 1.2x at $86.00 per share f Exceeds Milos 52-week intraday high price of $82.20 (110 days ago)(5) and offers shareholders a price last seen on 2/26/07 (504 days ago) f Exceeds Wall Street research analyst consensus price target of $84.59, implying that the offer pays Milos shareholders a fair minority value for selling their shares f Relative to Rocket’s preliminary internal valuation analysis, exceeds intrinsic value and compensates Milos shareholders for a portion of pro forma synergies (1) Core comparable squeeze-out transaction set includes minority squeeze-outs greater than $1 billion closed or pending since 2003, in which a parent company purchased the common stock outstanding of a subsidiary that the parent did not already own (2) Publicly traded peers include Amgen, Biogen, Celgene, Cephalon, Genzyme and Gilead (3) Core comparable publicly traded peers include Amgen, Biogen and Cephalon (4) Long-term growth rate represents 3-5 year EPS compounded annual growth rate as forecast by analysts and compiled by IBES 7 (5) As an additional reference point, Milos’ all-time intraday high price of $100.20 occurred on 12/6/05 (approximately 950 days ago) Greenhill

Pricing Milos Valuation Matrix ($ in millions except per share data) Prem / Prem / Prem / (Disc) Squeeze-Out Enterprise Value / Enterprise Value / Price / Share (Disc) to (Disc) to to All Purchase FD Equity Enterprise Revenue EBITDA Earnings 2008E Price Current(1) 52 Wk High Time High Price(2) Value(3) Value(4) LTM 2008E 2009E 2008E 2009E 2008E 2009E PEG Statistic $77.75 $82.20 $100.20 Milos Statistic $11,944.0 $13,032.1 $14,201.6 $5,550.2 $5,954.1 $3,665.5 $4,163.7 21.5% Current $77.75 0.0% (5.4%) (22.4%) $37,612.7 $83,266.7 $81,469.7 6.8x 6.3x 5.7x 14.7x 13.7x 22.7x 20.0x 1.1x Price(1) $80.00 2.9% (2.7%) (20.2%) $38,815.8 $85,791.0 $83,994.0 7.0x 6.4x 5.9x 15.1x 14.1x 23.4x 20.6x 1.1x $82.20 5.7% 0.0% (18.0%) $39,992.2 $88,259.1 $86,462.1 7.2x 6.6x 6.1x 15.6x 14.5x 24.1x 21.2x 1.1x $85.00 9.3% 3.4% (15.2%) $41,489.3 $91,400.4 $89,603.4 7.5x 6.9x 6.3x 16.1x 15.0x 24.9x 22.0x 1.2x $86.00 10.6% 4.6% (14.2%) $42,024.5 $92,522.8 $90,725.8 7.6x 7.0x 6.4x 16.3x 15.2x 25.2x 22.2x 1.2x $88.00 13.2% 7.1% (12.2%) $43,127.9 $94,800.6 $93,003.6 7.8x 7.1x 6.5x 16.8x 15.6x 25.9x 22.8x 1.2x $90.00 15.8% 9.5% (10.2%) $44,231.3 $97,078.4 $95,281.4 8.0x 7.3x 6.7x 17.2x 16.0x 26.5x 23.3x 1.2x $92.00 18.3% 11.9% (8.2%) $45,334.8 $99,356.2 $97,559.2 8.2x 7.5x 6.9x 17.6x 16.4x 27.1x 23.9x 1.3x $94.00 20.9% 14.4% (6.2%) $46,438.2 $101,634.0 $99,837.0 8.4x 7.7x 7.0x 18.0x 16.8x 27.7x 24.4x 1.3x $96.00 23.5% 16.8% (4.2%) $47,541.6 $103,911.7 $102,114.7 8.5x 7.8x 7.2x 18.4x 17.2x 28.3x 25.0x 1.3x $98.00 26.0% 19.2% (2.2%) $48,645.0 $106,189.5 $104,392.5 8.7x 8.0x 7.4x 18.8x 17.5x 29.0x 25.5x 1.3x $100.00 28.6% 21.7% (0.2%) $49,748.4 $108,467.3 $106,670.3 8.9x 8.2x 7.5x 19.2x 17.9x 29.6x 26.1x 1.4x $100.20 28.9% 21.9% 0.0% $49,858.7 $108,695.1 $106,898.1 8.9x 8.2x 7.5x 19.3x 18.0x 29.7x 26.1x 1.4x $102.00 31.2% 24.1% 1.8% $50,851.8 $110,745.1 $108,948.1 9.1x 8.4x 7.7x 19.6x 18.3x 30.2x 26.6x 1.4x $104.00 33.8% 26.5% 3.8% $51,955.2 $113,022.9 $111,225.9 9.3x 8.5x 7.8x 20.0x 18.7x 30.8x 27.1x 1.4x 52-Week High Initial Offer All-Time High Initial Minority Squeeze-Outs Premium Median(5) Core Comparable M&A Transactions Median(6) Source: Company filings, FactSet (1) Current price as of 7/11/2008 (2) Assumes 587.2 million shares are currently held by Rocket (3) FD equity value assumes 1,050.9 million shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61 (4) Based on net debt of ($1,797.0) million (5) Median of Tier 1 one-day premiums. Minority squeeze-outs include completed and pending deals with deal values greater than $1 billion since 2003 in which the acquiror owned over 50% of the outstanding shares prior to the transaction and sought 25%-50% of the outstanding shares through the acquisition (6) Core comparables are change-of-control transactions since 2004 involving targets with significant oncology franchises and greater than $1 billion equity 8 value Greenhill

Table of Contents 1. Pricing 2. Shareholder Analysis 3. All-Time High Price Analysis Appendix: Supporting Materials 9 Greenhill

Shareholder Analysis Expected Milos Shareholder Reaction Turnover of Shareholder Base In a traditional squeeze-out transaction, there is significant turnover of the shareholder base in the days that follow an announcement f As summarized below, post-announcement trading volume in squeeze-out targets’ stock is significantly greater than pre-announcement volume levels ($ in millions) Pre-Announcement Six-Month Average Trading Post-Announcement Trading Volume Date Target Acquiror Deal Volume as % of Target’s Shares Outstanding as % of Target’s Shares Outstanding(1) Ann’d Name Name Value Daily Weekly Day 1 Day 2 Day 3 Day 4 Day 5 1st Trading Week 11/9/07 Cosmote Telecommunications Hellenic Telecommunications $4,150.0 0.1% 0.7% 10.3% 5.1% 1.6% 0.7% 0.2% 18.0% 10/2/07 Nikko Cordial Corp Citigroup Japan Holdings Ltd 4,645.2 0.3% 1.6% 0.3% 3.5% 1.3% 0.3% 0.2% 5.6% 5/24/07 Codan A/S RSA Overseas Holdings BV 1,397.4 0.2% 0.8% 3.6% 1.3% 0.3% 0.4% 3.2% 8.8% 11/20/06 TD Banknorth Inc Toronto-Dominion Bank 3,232.1 0.2% 0.9% 1.6% 0.6% 0.2% 0.3% 0.3% 3.0% 10/23/06 Shell Canada Royal Dutch Shell 7,640.4 0.1% 0.3% 3.0% 0.8% 0.5% 0.1% 0.3% 4.6% 8/29/06 Mitsubishi UFJ Securities Co Mitsubishi UFJ Financial Group 3,154.3 0.3% 1.5% 1.2% 0.7% 0.5% 0.3% 0.3% 3.0% 8/21/06 Burns Philp & Co Ltd Rank Group Ltd 1,006.3 0.1% 0.7% 0.1% 0.8% 0.2% 0.2% 0.6% 1.8% 9/11/05 RAS Allianz AG 7,126.1 0.5% 2.6% 7.2% 2.4% 1.1% 2.7% 2.4% 15.7% 9/1/05 7-Eleven Inc IYG Holding Co 1,301.5 0.2% 1.2% 3.2% 1.7% 1.1% 0.5% 0.3% 6.8% 8/9/05 Electrabel SA Suez SA 13,843.1 0.1% 0.6% 1.9% 2.1% 1.2% 0.6% 0.1% 6.0% 4/26/05 Mitsubishi Pharma Corp Mitsubishi Chemical Corp 1,889.9 0.1% 0.3% 0.1% 0.4% 0.2% 0.1% 0.1% 0.9% 3/9/05 Falconbridge Ltd Noranda Inc 2,519.1 0.2% 1.2% 6.2% 2.9% 0.7% 1.0% 0.6% 11.4% 2/11/05 AS Hansabank FoereningsSparbanken AB 2,293.7 0.1% 0.4% 0.5% 6.0% 0.3% 0.3% 0.5% 7.5% 1/17/05 Unitedglobalcom Liberty Media 3,481.4 0.5% 2.3% 4.3% 2.3% 2.4% 1.0% 1.1% 11.0% 1/10/05 Fox Entertainment News Corp 5,856.1 0.3% 1.6% 10.6% 2.9% 2.8% 1.3% 1.1% 18.8% 12/7/04 Telecom Italia Mobile SpA Telecom Italia SpA 20,260.9 0.6% 3.0% 4.6% 1.5% 1.2% 0.7% 0.7% 8.7% 10/9/04 T-Online International AG Deutsche Telekom AG 3,100.1 0.1% 0.6% 3.3% 0.9% 0.4% 0.6% 0.2% 5.4% 8/2/04 Cox Communications Cox Enterprises Inc 8,531.9 0.3% 1.5% 4.8% 1.9% 1.1% 0.6% 0.7% 9.1% 2/2/04 Grupo Financiero Banco Bilbao Vizcaya Argentaria 4,067.2 0.2% 1.2% 5.5% 4.3% 2.8% 1.3% 1.2% 15.1% 10/6/03 UGC Europe Inc UGC Holdings Inc 1,302.6 0.3% 1.6% 2.5% 0.4% 0.3% 0.6% 0.1% 4.0% 4/9/03 Hotels.com USA Interactive 1,237.2 6.1% 30.5% 3.4% 38.0% 8.3% 4.1% 5.7% 59.5% 3/12/03 Telecom Italia SpA Ing C Olivetti & Co SpA 27,835.3 0.5% 2.7% 1.9% 2.0% 1.7% 1.0% 0.9% 7.4% Mean 0.5% 2.6% 3.6% 3.7% 1.4% 0.8% 0.9% 10.6% Median 0.2% 1.2% 3.3% 2.0% 1.1% 0.6% 0.6% 7.5% High 6.1% 30.5% 10.6% 38.0% 8.3% 4.1% 5.7% 59.5% Low 0.1% 0.3% 0.1% 0.4% 0.2% 0.1% 0.1% 0.9% 9/1/05 Chiron Novartis 6,338.6 0.7% 16.5% 2.3% 1.4% 2.0% 0.8% 22.9% Deals initiated with unsolicited public offers Historical Trading Volume “Baseline” Significant Trading Volume Increase Post-Announcement Source: FactSet, Thomson, Factiva 10 (1) Represents first five trading days after announcement as per FactSet. Excludes weekends, market holidays and trading halts Greenhill

Shareholder Analysis Expected Milos Shareholder Reaction (cont’d.) Turnover of Shareholder Base The size of the public float Much of the share turnover falls into the hands of hedge funds and arbitrageurs who are of Milos may limit the playing for a short-term gain based on spread and time relative amount of arbitrage activity following the offer Given the unsolicited nature of the offer and the built-in mechanism required to complete the We still expect significant squeeze-out, we would expect many traditional shareholders to hold out initially for a higher share turnover and arbitrage price following a negotiation with the independent directors of Milos activity given the available pool of funds In addition, the sheer size of the public float of Milos (approximately $40 billion at $86 per share) may limit the ability of very large stakeholders such as Fidelity to unload their stake at what they would view as an attractive price following the initial offer or any revised offer f Fidelity’s position would be worth over $4 billion at $86 per share Although hedge funds are not required to disclose their holdings in detail, industry observers estimate total hedge fund assets to be $1.5 to $3 trillion, with long/short hedge funds comprising a significant portion If traditional shareholders are unable to get liquidity following an offer, this may actually put more pressure on independent directors to agree to terms with Rocket than if the shares were held by arbs f Traditional shareholders invest on fundamentals, not event-driven price potential, and will not like uncertainty f Significant overlap in ownership of Rocket will allow these shareholders to benefit from upside of merger synergies f Most traditional investors will have large built-in gains in the stock 11 Greenhill

Shareholder Analysis Current Shareholder Base Top 25 Rocket and Milos Shareholders as of 07/11/08 ($ and shares in millions) Ten of Milos’ top 24 shareholders (i.e. excluding Rocket Shareholder Base(2) Milos Shareholder Base Rocket) also hold meaningful Shares Market Shares Market Rank Investor Name % O/S (2) Rank Investor Name % O/S positions in Rocket Held Value(3) Held Value(3) 1 Capital World Investors 54.0 7.7% $9,581 1 Roche Holding 587.2 55.9% $45,654 2 Capital Research Global Investors 22.7 3.2% 4,031 2 Fidelity Management & Research 48.6 4.6% 3,778 All but six of the top 24 non- 3 Fidelity Management & Research 14.9 2.1% 2,648 3 Marsico Capital Management 32.1 3.1% 2,497 Rocket Milos shareholders 4 UBS 11.6 1.6% 2,054 4 AllianceBernstein 19.0 1.8% 1,475 5 Fidelity Investments International 6.8 1.0% 1,200 5 T. Rowe Price Associates 16.5 1.6% 1,282 own Rocket shares(1) 6 Janus Capital Management 6.6 0.9% 1,171 6 Barclays Global Investors 13.5 1.3% 1,048 7 Wellington Management 6.2 0.9% 1,100 7 Jennison Associates 12.8 1.2% 997 8 Credit Suisse 5.9 0.8% 1,042 8 Wellington Management 12.6 1.2% 979 9 MFS Investment Management 4.8 0.7% 857 9 Capital Guardian Trust 11.5 1.1% 891 10 Allianz Global Investors 4.4 0.6% 780 10 Capital Research Global Investors 10.0 1.0% 778 11 PRIMECAP Management 4.3 0.6% 759 11 ClearBridge Advisors 10.0 0.9% 776 12 OppenheimerFunds 4.1 0.6% 729 12 Sands Capital Management 9.6 0.9% 744 13 Thornburg Investment Management 3.5 0.5% 627 13 Delaware Investment Advisers 9.1 0.9% 711 14 Barclays Global Investors 3.4 0.5% 607 14 Vanguard Group 8.8 0.8% 682 15 Vanguard Group 3.4 0.5% 598 15 Capital World Investors 7.5 0.7% 583 Aggregate Milos and Rocket 16 Schroder Investment Management 3.3 0.5% 577 16 TIAA-CREF Asset Management 7.3 0.7% 571 Equity Positions 17 Swisscanto Asset Management 3.2 0.5% 575 17 Janus Capital Management 6.8 0.6% 525 18 Artisan Partners 3.2 0.5% 567 18 Thornburg Investment Management 6.4 0.6% 501 19 T. Rowe Price Associates 2.6 0.4% 461 19 State Street Global Advisors 6.4 0.6% 500 Market Investor Name 20 APG Investments 2.6 0.4% 461 20 Goldman Sachs Asset Management 5.8 0.6% 454 Value(3) 21 Pictet Asset Management 2.3 0.3% 414 21 TCW Asset Management 5.6 0.5% 439 Capital World Investors $10,164.0 22 Putnam Investment Management 2.3 0.3% 410 22 Victory Capital Management 4.6 0.4% 354 Fidelity Management & Research 6,425.5 23 Invesco AIM Management Group 2.2 0.3% 389 23 Capital International 4.3 0.4% 331 Capital Research Global Investors 4,808.5 24 TIAA-CREF Asset Management 2.2 0.3% 386 24 The California Public Retirement System 4.2 0.4% 330 Wellington Management 2,078.9 25 Pioneer Investment Management 2.1 0.3% 371 25 Columbia Management Advisors 4.2 0.4% 323 T. Rowe Price Associates 1,742.5 All Others 519.8 74.0% 92,160 All Others 186.6 17.8% 14,505 Janus Capital Management 1,696.0 Total 702.6 100.0% $124,554.6 Total 1,050.9 100.0% $81,706.8 Barclays Global Investors 1,654.6 Vanguard Group 1,280.2 Thornburg Investment Management 1,128.7 = Overlapping Top Shareholders TIAA-CREF Asset Management 956.5 Source: FactSet Note: Highlighting represents shareholders who are in the top 25 shareholders for both Rocket and Milos (1) Top Milos investors without holdings in Rocket include Sands Capital Management, Delaware Investment Advisors, TCW Asset Management, Victory Capital Management, Capital International and the California Public Retirement System (2) Represents non-voting shares. In addition to Rocket’s non-voting shares, Rocket has 160 million bearer (voting) shares outstanding, held by the Hoffman family (50.01% of total), Novartis (33.33%), and Norges Bank (3.72%), among others (3) Market value based on Rocket and Milos share prices as of 07/11/08 of 180.30 CHF and $77.75, respectively. Rocket share price converted at foreign 12 exchange spot rate of 0.983 USD / CHF as of 07/11/08 Greenhill

Shareholder Analysis

Illustrative Milos Shareholder Cost Basis / Share

Top Shareholders

Greenhill illustratively estimated the cost basis of top Milos shareholders by assuming that any shares (a) purchased during a given quarter subsequent to Milos' 1999 IPO were acquired at the quarter's volume-weighted average share price and (b) sold were disposed of at the weighted average price paid for shares purchased in prior periods

Rank	Investor Name	% of Shares Outstanding	Estimated Cost Basis / Share
1	Roche Holding	55.9%	NA(1)
2	Fidelity Management & Research	4.6%	$42.87
3	Marsico Capital Management	3.1%	$32.70
4	AllianceBernstein	1.8%	$62.07
5	T. Rowe Price Associates	1.6%	$70.02
6	Barclays Global Investors	1.3%	$47.04
7	Jennison Associates	1.2%	$55.03
8	Wellington Management	1.2%	$56.71
9	Capital Guardian Trust	1.1%	$78.39
10	Capital Research Global Investors	1.0%	$77.96
11	ClearBridge Advisors	0.9%	$84.17
12	Sands Capital Management	0.9%	$49.27
13	Delaware Investment Advisers	0.9%	$72.21
14	Vanguard Group	0.8%	$58.39
15	Capital World Investors	0.7%	$77.96

	Total	Weighted Average
Non-Rocket Top Shareholders	21.1%	$55.38

= Overlapping Top Shareholders

Source: FactSet, Capital IQ
(1) Rocket was a pre-IPO owner of Milos common stock

Greenhill | 13

Shareholder Analysis

Milos Shares Traded Analysis

Holding Costs Around Current Share Price

3 Month Summary

Price Range	Volume Percentage	Cumulative Percentage	Volume in millions
$67 - $68	4.9%	4.9%	11.6
$68 - $69	15.5%	20.4%	36.5
$69 - $70	12.4%	32.8%	29.4
$70 - $71	5.2%	38.0%	12.3
$71 - $72	0.0%	38.0%	0.0
$72 - $73	7.7%	45.7%	18.3
$73 - $74	18.1%	63.8%	42.7
$74 - $75	13.5%	77.3%	31.9
$75 - $76	4.7%	82.0%	11.1
$76 - $77	5.6%	87.6%	13.2
$77 - $78	8.7%	96.3%	20.5
$78 - $79	3.7%	100.0%	8.8

Last 3 Months


20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Volume Percentage
4.9%
15.5%
12.4%
5.2%
0.0%
7.7%
18.1%
13.5%
4.7%
5.6%
8.7%
3.7%
$67 - $68
$68 - $69
$69 - $70
$70 - $71
$71 - $72
$72 - $73
$73 - $74
$74 - $75
$75 - $76
$76 - $77
$77 - $78
$78 - $79
Share Price Range

12 Month Summary

Price Range	Volume Percentage	Cumulative Percentage	Volume in millions
$66 - $67	2.6%	2.6%	25.5
$67 - $68	6.9%	9.5%	67.1
$68 - $69	5.4%	14.9%	52.9
$69 - $70	9.8%	24.7%	96.0
$70 - $71	4.4%	29.1%	42.6
$71 - $72	2.4%	31.5%	23.4
$72 - $73	6.7%	38.2%	64.9
$73 - $74	9.9%	48.1%	97.0
$74 - $75	13.3%	61.4%	129.6
$75 - $76	8.8%	70.2%	86.0
$76 - $77	4.6%	74.8%	45.3
$77 - $78	7.7%	82.5%	74.8
$78 - $79	8.9%	91.4%	86.9
$79 - $80	4.9%	96.3%	48.1
$80 - $81	2.5%	98.8%	24.5
$81 - $82	1.1%	100.0%	10.4

Last 12 Months


14.0%
12.0%
10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
Volume Percentage
2.6%
6.9%
5.4%
9.8%
4.4%
2.4%
6.7%
9.9%
13.3%
8.8%
4.6%
7.7%
8.9%
4.9%
2.5%
1.1%
$66 - $67
$67 - $68
$68 - $69
$69 - $70
$70 - $71
$71- $72
$72 - $73
$73 - $74
$74 - $75
$75 - $76
$76 - $77
$77 - $78
$78 - $79
$79 - $80
$80 - $81
$81- $82
Share Price Range

Source: FactSet as of 7/11/2008 close

Greenhill

Table of Contents 1. Pricing 2. Shareholder Analysis 3. All-Time High Price Analysis Appendix: Supporting Materials 15 Greenhill

All-Time High Price Analysis Milos Share Price Performance Since IPO Milos common stock reached Stock Price Performance Since IPO its highest trading levels in Share Price Volume (mm) 2005 and 2006, with an all- $120 100 time intraday high of $100.20 on 12/6/05 90 All Time High = $100.20 $100 80 Last 3 Year Average = $80.62 70 $80 Current Price = $77.75 60 Average Share Price Last 5 Year Average = $69.22 $60 50 Year Share Price YTD $73.35 Average Since IPO = $50.20 2007 $78.17 40 2006 $82.24 2005 $76.02 $40 2004 $51.57 30 2003 $31.62 2002 $19.05 2001 $25.53 20 2000 $38.43 $20 Since IPO $50.20 10 Current (7/11/08) $77.75 52 Wk High (3/26/08) $82.20 All Time High (12/6/05) $100.20 $0 0 Jul-99 Sep-00 Oct-01 Nov -02 Jan-04 Feb-05 Apr-06 May -07 Jul-08 Source: FactSet, Capital IQ 16 Note: Current price as of 07/11/08. All prices are split- and dividend-adjusted Greenhill

All-Time High Price Analysis

Milos Share Price Performance

2005 – Key Price and Volume Drivers

Positive results for Avastin in breast and lung cancer treatment tests and significant sales growth contributed to the run-up to an all-time high of $100.20 on 12/6/2005

In addition, Milos announced and executed a significant increase in its share repurchase program during the same time frame

One Year Stock Price Performance



Share Price
Volume (mm)
$110
$100
$90
$80
$70
$60
$50
$40
40
35
30
25
20
15
10
5
0
All-time Intraday High Price: $100.20
3/15: Announced that colon cancer drug Avastin prolonged life expectancies for certain lung-cancer patients in a Phase II trial
4/15: NIH announced that Avastin prolonged the lives of breast cancer patients by four months in trials
6/15: Increased stock repurchase program from $2 billion to $4 billion through 6/30/06. Board also increased maximum number of shares that could be repurchased from 50 million to 80 million
7/11: Reported strong Q2 profit growth, with net income increasing 73% over previous year to $296.2 million. Also revised 2005 EPS growth up from 30% to 35%
9/7: FDA denied Milos' request for fast-track status for eye drug Lucentis
10/10: Posted a Q3 profit of $359.4 million and Avastin quarterly U.S. sales of $325.2 million, a 45% quarter-over-quarter increase over 2Q FY05
12/31
02/14
04/01
05/16
07/01
08/16
09/30
11/15
12/30

Source: FactSet, Factiva

Greenhill

17

All-Time High Price Analysis Comparison of Stock Repurchases to Average Share Price 2005 and 2006 As summarized below, Milos’ repurchase activity during August, October, and November 2005 represented a significantly higher percentage of public float than in other months This may suggest that Milos’ all-time high was at least partially impacted by the Company’s open market share repurchases f In addition, Milos released positive data regarding several of its drugs — including Avastin and Tarceva -throughout 2005 Share Repurchases as a % of Public Float vs. Average Share Price 2.5% $100 $90 2.0% $80 $70 as a % of Public . 1.5% $60 Repurchases Float $50 1.0% $40 Average Price $30 0.5% $20 Share $10 0.0% $0 1/05 2/05 3/05 4/05 5/05 6/05 7/05 8/05 9/05 10/05 11/05 12/05 1/06 2/06 3/06 4/06 5/06 6/06 7/06 8/06 9/06 10/06 11/06 12/06 Share Repurchase / Public Float Average Share Price 18 Source: Capital IQ, FactSet, Company filings Greenhill

Table of Contents 1. Pricing 2. Shareholder Analysis 3. All-Time High Price Analysis Appendix: Supporting Materials 19 Greenhill

Appendix Pricing Squeeze-Out Premiums Summary Summarized below are premiums paid in precedent squeeze-out transactions greater than $1 billion in value since 2003 with more than 25% of the outstanding shares sought This data may be more of a focal point for arbs as opposed to long-term shareholders, who should focus on underlying valuation measures Squeeze-Outs Greater Than $1 Billion Since 2003
Number of Deals = 21(1) Initial Premium Final Premium 1 Day 1 Week 1 Month 1 Day 1 Week 1 Month Mean 12.9% 14.4% 14.8% 17.8% 19.3% 19.6% Median 12.4% 13.4% 14.6% 13.7% 15.9% 16.9% High 36.0% 32.4% 37.3% 45.7% 45.3% 48.0% Low 0.0% 1.4% (1.7%) 0.0% 1.4% (1.7%) Median Implied Milos Price $87.43 $86.13 $85.54 $88.44 $88.03 $87.27 Source: Company filings, Thomson Financial, Capital IQ, Mergermarket, Press releases, FactSet Note: Also includes the squeeze-outs of Shell Canada and Fox Entertainment (1) Represents the 21 minority squeeze-out transactions with deal values greater than $1 billion since 2003, in which a parent company purchased the 20 common stock outstanding of a subsidiary that the parent did not already own (Tier 1 transactions) Greenhill

Appendix Milos Share Price Performance Last Month — As of 7/11/2008 One Month Stock Price Performance Share Price Volume (mm) $80 8 New York Times runs cover $79 story questioning 7 the cost and $78 Current efficacy of Avastin Price 6$ 77.75 Milos outlines $77 plans to test cancer drugs for other uses at Analysts Goldman announce they 5 $76 Sachs expect Avastin healthcare conference to top 2Q sales forecasts $75 4 $74 3 $73 2 $72 $71 1 06/11 06/17 06/23 06/27 07/04 07/11 Most Recent Presentation to Rocket Team 6/25/08, Share Price: $73.78 21 Source: FactSet as of 7/11/2008 close Greenhill

Appendix Historical NTM P/E Ratios Summary of Biotech, Pharmaceutical and Other Healthcare Company Composites Forward P/E ratios for NTM P/E Multiples Since 1998 healthcare companies and the S&P 500 have declined 60.0x during the last decade Large biotech companies have historically traded at a 50.0x premium to large pharma and other healthcare companies, reflecting 40.0x expectations regarding growth Large Biotech Average: 31.4x NTM P/E 30.0x 20.0x 19.4x 16.8x 15.4x 12.0x 10.0x 0.0x 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 Large Biotech Large Pharma Large Other Healthcare S&P 500 Source: Capital IQ, FactSet Note: Large Biotech includes Amgen, Biogen Idec, Celgene, Genzyme, Gilead and Milos. Large Pharma includes GlaxoSmithKline, Johnson & Johnson, 22 Novartis, Pfizer and Rocket. Large Other Healthcare includes Alcon, Baxter, Medtronic, Stryker, UnitedHealth and WellPoint Greenhill

Appendix Comparable Companies Trading Statistics ($ in millions, except per share data) Discount FD Long Enterprise Value / Price From 52 Equity Enterprise Term Revenue EBITDA Price / Earnings PEG Company 7/11/2008 Wk. High Value Value Growth 2008E 2009E 2008E 2009E 2008E 2009E 2008E 2009E Gilead Sciences $53.70 (5.7%) $53,163 $52,369 23.9% 10.1x 8.6x 19.8x 17.6x 27.5x 24.0x 1.2x 1.0x Amgen 51.02 (13.6%) 55,545 58,075 9.9% 4.0x 3.9x 9.3x 9.0x 12.3x 11.7x 1.2x 1.2x Celgene 71.66 (5.0%) 33,547 31,520 42.0% 14.0x 10.7x 39.3x 25.4x 49.2x 30.3x 1.2x 0.7x Biogen Idec 62.20 (26.6%) 18,236 18,464 13.5% 4.7x 4.3x 11.6x 10.9x 17.9x 15.8x 1.3x 1.2x Genzyme 75.67 (7.8%) 20,827 20,673 18.6% 4.5x 4.0x 11.6x n.a. 19.2x 16.0x 1.0x 0.9x Cephalon 70.41 (15.4%) 6,287 5,652 17.1% 3.0x 2.7x 9.2x 7.8x 18.0x 14.6x 1.1x 0.9x All Comparables: Mean 20.8% 6.7x 5.7x 16.8x 14.1x 24.0x 18.7x 1.2x 1.0x Median 17.9% 4.6x 4.1x 11.6x 10.9x 18.6x 15.9x 1.2x 0.9x (1) Core Comparables: Mean 13.5% 3.9x 3.6x 10.0x 9.2x 16.1x 14.0x 1.2x 1.1x Median 13.5% 4.0x 3.9x 9.3x 9.0x 17.9x 14.6x 1.2x 1.2x Milos(2) $77.75 (5.4%) $83,267 $81,470 21.5% 6.3x 5.7x 14.7x 13.7x 22.7x 20.0x 1.1x 0.9x Source: FactSet, Capital IQ, IBES, Company Filings (1) Core comparables represent publicly traded pharmaceutical companies with significant oncology and immunology businesses 23 (2) Based on 1,050.9 million shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61 Greenhill

Appendix Comparable Companies Operating Statistics ($ in millions, except per share data) Enterprise Revenue Revenue Growth EBITDA Margin Net Margin Company Value 2008E 2009E 2008E 2009E 2008E 2009E 2008E 2009E Gilead Sciences $52,369 $5,175 $6,095 22.3% 17.8% 51.0% 48.7% 37.3% 36.4% Amgen 58,075 14,421 14,906 (2.4%) 3.4% 43.5% 43.2% 31.4% 31.8% Celgene 31,520 2,252 2,948 34.6% 30.9% 35.6% 42.2% 30.3% 37.6% Biogen Idec 18,464 3,908 4,313 23.2% 10.4% 40.8% 39.4% 26.0% 26.8% Genzyme 20,673 4,580 5,189 20.1% 13.3% 38.8% n.a. 23.7% 25.1% Cephalon 5,652 1,893 2,132 6.8% 12.6% 32.5% 33.9% 18.4% 20.2% Mean 16.9% 15.0% 40.7% 41.5% 28.7% 30.5% All Comparables: Median 22.3% 12.6% 40.8% 42.2% 30.3% 31.8% (1) Mean 9.2% 8.8% 38.9% 38.8% 25.3% 26.3% Core Comparables: Median 6.8% 10.4% 40.8% 39.4% 26.0% 26.8% Milos(2) $81,470 $13,032 $14,202 11.2% 9.0% 42.6% 41.9% 28.1% 29.3% Source: FactSet, Capital IQ, IBES, Company Filings (1) Core comparables represent publicly traded pharmaceutical companies with significant oncology and immunology businesses 24 (2) Based on 1,050.9 million shares outstanding and 88 million options outstanding at a weighted average exercise price of $61.61 Greenhill

Appendix Milos Shareholder Base Evolution Historical Equity Position (Common Shares) As of As of As of As of As of As of As of As of As of As of As of Rank Investor Name Investor Type % Ownership 03/31/08 12/31/07 9/30/07 6/30/07 3/31/07 12/31/06 9/30/06 6/30/06 3/31/06 12/31/05 9/30/05 1 Roche Holding Public Company 55.9% 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 587,189,380 2 Fidelity Management & Research Investment Adviser 4.6% 48,589,431 38,179,071 41,186,601 41,760,608 51,003,495 55,039,314 54,681,355 56,176,634 53,419,116 51,588,464 52,357,789 3 Marsico Capital Management Mutual Fund Manager 3.1% 32,115,926 35,148,512 38,375,225 35,595,028 40,709,258 41,394,015 42,144,096 40,821,177 41,440,988 43,969,463 43,736,503 4 AllianceBernstein Mutual Fund Manager 1.8% 18,973,057 19,062,627 22,694,754 22,068,736 21,185,710 28,380,111 35,047,902 34,126,895 31,728,696 26,790,697 25,823,927 5 T. Rowe Price Associates Mutual Fund Manager 1.6% 16,484,494 16,008,905 16,448,808 14,840,773 12,225,389 8,587,951 8,808,888 8,091,312 6,242,648 5,724,912 5,658,597 6 Barclays Global Investors Mutual Fund Manager 1.3% 13,474,547 11,668,422 11,109,615 10,665,571 10,694,468 10,610,210 12,722,539 13,951,340 11,778,551 11,730,678 12,096,735 7 Jennison Associates Mutual Fund Manager 1.2% 12,821,503 9,028,184 10,478,161 10,623,292 12,318,592 11,070,579 11,467,838 9,602,438 8,710,742 8,379,863 13,130,931 8 Wellington Management Mutual Fund Manager 1.2% 12,592,746 13,721,645 8,425,415 8,364,135 6,458,330 5,726,750 7,438,071 7,426,020 7,428,770 7,698,645 8,367,330 9 Capital Guardian Trust Investment Adviser 1.1% 11,457,007 11,200,087 9,974,161 7,546,099 5,651,494 343,614 326,904 262,456 264,503 423,994 442,348 10 Capital Research Global Investors Investment Adviser 1.0% 10,000,000 11,000,000 0 0 0 0 0 0 0 0 0 11 ClearBridge Advisors Investment Adviser 0.9% 9,981,191 10,919,918 11,317,987 12,345,155 12,479,008 12,992,378 13,540,217 14,154,607 13,165,672 13,278,689 0 12 Sands Capital Management Investment Adviser 0.9% 9,567,048 9,871,391 10,588,478 14,110,260 14,826,626 15,494,699 15,262,941 15,028,762 15,141,894 18,104,434 17,288,540 13 Delaware Investment Advisers Mutual Fund Manager 0.9% 9,147,746 8,898,953 8,665,752 8,177,779 8,537,153 8,814,021 8,864,529 8,335,550 7,731,091 6,599,423 5,104,284 14 Vanguard Group Mutual Fund Manager 0.8% 8,770,436 8,371,757 7,916,864 7,681,341 7,456,113 7,000,291 6,760,427 6,593,107 6,379,681 5,438,349 5,224,585 15 Capital World Investors Investment Adviser 0.7% 7,500,000 7,500,000 0 0 0 0 0 0 0 0 0 16 TIAA-CREF Asset Management Investment Adviser 0.7% 7,343,488 7,168,950 6,417,719 6,412,014 5,935,111 5,638,679 4,360,830 3,278,058 4,921,730 5,720,163 5,445,301 17 Janus Capital Management Mutual Fund Manager 0.6% 6,755,964 6,669,432 5,318,293 5,103,925 6,965,005 7,469,617 7,924,835 8,040,826 11,726,620 13,761,100 13,971,215 18 Thornburg Investment Management Investment Adviser 0.6% 6,447,184 6,392,114 4,695,878 0 0 0 0 0 0 0 0 19 State Street Global Advisors Mutual Fund Manager 0.6% 6,431,203 6,429,118 6,383,117 6,123,095 6,276,432 6,168,523 6,500,629 6,391,231 6,129,100 5,910,200 5,765,307 20 Goldman Sachs Asset Management Broker/Inv Bank Asset Mgmt 0.6% 5,844,682 7,018,221 5,431,574 7,051,254 3,166,802 3,161,972 3,274,964 5,519,094 10,356,146 7,150,011 5,252,871 21 TCW Asset Management Bank Management Division 0.5% 5,643,048 6,126,968 7,456,287 7,132,900 8,412,253 11,576,976 13,007,986 14,123,591 16,083,680 19,282,695 20,494,113 22 Victory Capital Management Bank Management Division 0.4% 4,550,299 4,519,688 46,960 52,841 53,725 132,324 132,165 128,460 114,526 57,014 53,695 23 Capital International Investment Adviser 0.4% 4,251,900 4,228,500 2,819,300 2,470,900 1,038,100 0 300 300 300 300 300 24 The California Public Retirement System Pension Fund 0.4% 4,239,889 4,237,063 4,250,153 4,921,393 4,671,693 4,705,253 4, 987,643 5,000,423 5,140,623 5,127,050 4,983,950
25 Columbia Management Advisors Mutual Fund Manager 0.4% 4,158,460 2,316,777 1,711,488 2,077,334 2,035,252 2,084,494 1,575,396 1,112,560 1,100,557 1,454,180 2,140,644 = Overlapping Top Shareholder = Increase = Decrease 25
Source: FactSet Greenhill

Appendix Rocket Shareholder Base Evolution Historical Equity Position (Non-Voting Shares) As of As of As of As of As of As of As of As of As of As of As of Rank Investor Name Investor Type % Ownership 03/31/08 12/31/07 9/30/07 6/30/07 3/31/07 12/31/06 9/30/06 6/30/06 3/31/06 12/31/05 9/30/05 1 Capital World Investors Investment Adviser 7.7% 54,042,120 56,173,569 57,946,370 56,607,357 52,010,090 52,613,422 51,662,622 49,525,664 46,174,722 36,763,635 32,199,100 2 Capital Research Global Investors Investment Adviser 3.2% 22,737,023 21,197,023 17,253,963 16,032,563 15,345,713 13,773,713 12,590,060 11,433,560 10,660,560 7,703,560 6,221,066 3 Fidelity Management & Research Investment Adviser 2.1% 14,934,355 15,353,587 18,881,959 19,288,112 20,409,288 20,258,253 23,390,131 22,803,167 22,017,329 24,424,303 22,257,497 4 UBS Investment Adviser 1.6% 11,583,028 11,627,590 11,246,109 11,275,857 11,204,316 11,240,905 10,882,068 10,855,011 11,874,799 12,288,008 11,282,610 5 Fidelity Investments International Mutual Fund Manager 1.0% 6,769,599 6,535,281 7,786,668 7,631,713 8,042,414 10,674,239 12,790,617 14,127,556 11,562,122 9,612,224 9,589,760 6 Janus Capital Management Mutual Fund Manager 0.9% 6,603,694 7,640,401 9,919,133 9,759,188 9,975,975 10,436,553 9,883,293 9,603,808 11,068,252 9,898,925 9,257,574 7 Wellington Management Mutual Fund Manager 0.9% 6,203,401 6,181,612 6,492,332 6,443,482 6,422,421 6,353,587 6,475,069 6,607,828 6,722,130 7,286,766 9,620,456 8 Credit Suisse Bank Management Division 0.8% 5,880,170 5,912,764 5,971,547 5,993,953 6,216,990 5,746,648 5,461,208 5,518,001 6,064,036 6,272,955 6,570,946 9 MFS Investment Management Mutual Fund Manager 0.7% 4,836,394 5,131,754 5,554,683 5,591,115 5,242,762 4,780,566 4,378,358 4,003,436 4,618,795 4,626,930 4,281,240 10 Allianz Global Investors Bank Management Division 0.6% 4,396,847 4,376,110 4,687,843 4,723,132 4,858,232 4,807,994 2,454,012 2,411,664 1,742,306 1,740,990 1,295,383 11 PRIMECAP Management Investment Adviser 0.6% 4,279,400 4,167,400 4,132,400 3,910,300 3,830,600 3,807,000 3,801,400 3,901,400 3,910,100 3,868,200 3,841,100 12 OppenheimerFunds Investment Adviser 0.6% 4,112,644 3,672,704 3,408,227 3,255,296 3,094,671 3,156,079 3,123,148 3,006,242 2,981,354 2,993,105 2,507,991 13 Thornburg Investment Management Investment Adviser 0.5% 3,539,209 3,741,509 2,747,009 2,146,511 2,145,511 1,970,539 1,635,641 1,696,141 1,079,206 1,207,761 893,396 14 Barclays Global Investors Mutual Fund Manager 0.5% 3,423,372 3,457,137 3,144,174 3,078,934 2,828,894 2,669,750 2,443,275 2,259,607 2,051,811 1,931,953 1,760,705 15 Vanguard Group Mutual Fund Manager 0.5% 3,374,885 3,350,733 3,136,705 2,937,990 2,653,368 2,480,778 2,496,151 2,380,100 2,243,470 2,174,743 2,049,130 16 Schroder Investment Management Investment Adviser 0.5% 3,255,006 2,846,884 3,028,024 2,991,057 2,709,781 2,547,965 2,167,768 1,959,563 1,619,035 1,496,467 1,513,683 17 Swisscanto Asset Management Investment Adviser 0.5% 3,245,131 2,321,919 2,414,020 2,437,215 3,872,305 1,737,409 1,833,835 1,989,303 1,989,303 2,056,072 2,056,072 18 Artisan Partners Mutual Fund Manager 0.5% 3,196,860 2,513,435 1,721,436 1,529,542 1,540,698 1,563,352 1,557,600 1,557,309 1,548,901 1,561,443 1,563,627 19 T. Rowe Price Associates Mutual Fund Manager 0.4% 2,599,615 2,615,533 3,066,433 3,168,919 3,046,835 2,563,651 2,173,888 1,654,083 1,739,020 1,429,425 661,459 20 APG Investments Pension Fund 0.4% 2,599,141 2,599,141 2,599,141 2,599,141 2,600,063 2,600,063 10,956 10,956 10,956 10,956 10,855 21 Pictet Asset Management Investment Adviser 0.3% 2,335,561 2,335,561 2,293,303 2,198,790 2,138,664 2,066,409 1,530,752 1,483,348 1,421,277 1,381,621 1,127,596 22 Putnam Investment Management Mutual Fund Manager 0.3% 2,313,438 2,408,535 2,477,349 2,479,979 2,443,400 2,537,657 2,595,325 2,718,921 2,770,786 2,925,382 3,076,113 23 Invesco AIM Management Group Mutual Fund Manager 0.3% 2,192,187 2,155,082 2,875,480 3,295,889 3,361,779 3,3 41,702 3,307,378 3,048,845 2,667,689 2,664,985 1,634,712 24 TIAA-CREF Asset Management Investment Adviser 0.3% 2,174,810 2,174,810 2,301,636 2,398,595 2,741,781 3,756,540 3,217,822 3,005,551 2,786,370 2,321,952 2,106,417 25 Pioneer Investment Management Investment Adviser 0.3% 2,095,354 2,097,474 2,700,951 2,706,480 2,495,860 2,493,509 2,666,400 2,664,241 2,605,164 2,604,655 956,557 = Overlapping Top Shareholder = Increase = Decrease
Note: Represents non-voting shares. In addition to Rocket’s non-voting shares, Rocket has 160 million bearer (voting) shares outstanding 26 Source: FactSet Greenhill